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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

February 19, 2009
Date of Report (Date of earliest event reported)

Level 3 Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

720-888-1000
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2009, Level 3 Communications, Inc. (“Level 3”) announced that R. Douglas Bradbury and Charles C. Miller, III had been elected as members of the Level 3 Board of Directors (the “Board”), effective February 19, 2009, filling two vacancies created by the Board’s increasing the size of the Board to 13.

Mr. Bradbury served as Vice Chairman of Level 3 from 2000 to 2003 and as Executive Vice President and Chief Financial Officer from 1997 to 2000. Mr. Bradbury was previously a member of Level 3’s Board from 1997 to 2003. Prior to joining Level 3, Mr. Bradbury was Executive Vice President and Chief Financial Officer of MFS Communications Company, Inc. until to its purchase by WorldCom, Inc. in 1996. He currently serves on the board of directors of LodgeNet Interactive Corporation, a leading provider of media and connectivity solutions designed to meet the needs of hospitality, healthcare and other guest-based businesses.

Mr. Miller has been Vice Chairman and Executive Vice President of the Company since February 15, 2001. Mr. Miller was previously a member of the Board from February 2001 until May 2004. Prior to joining Level 3, Mr. Miller was President of Bellsouth International, a subsidiary of Bellsouth Corporation from 1995 until December 2000. Prior to that, Mr. Miller held various senior level officer and management position at BellSouth from 1987 until 1995.

The Board has not determined any Board committee assignments for either Mr. Bradbury or Mr. Miller.

The Board has determined that Mr. Bradbury is independent within the meaning of the listing standards of The NASDAQ Stock Market.

As a Level 3 employee, Mr. Miller will not receive any additional compensation as a member of the Board.

Mr. Bradbury will receive compensation as a non-employee member of the Board as described in Level 3’s Compensation Discussion and Analysis for the year ended December 31, 2007, which has been previously filed with the Securities and Exchange Commission.

Level 3 compensates its non-employee directors (except for its Chairman, Mr. Walter Scott, whose compensation is discussed below) with grants of restricted stock. Each non-employee member of the Board receives quarterly grants of restricted stock having a value of $37,500 at the time of grant which amount to an annual aggregate grant value of $150,000 for each such director. The number of shares of restricted stock granted is determined by dividing $37,500 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. Beginning with 2009 compensation, the total number of shares of restricted stock issued to each non-employee member of the Board with respect to a calendar year’s compensation will be subject to an overall cap of 100,000 shares of common stock. Walter Scott, Jr., Level 3’s Chairman of the Board, also receives quarterly grants of restricted stock having a value of $45,000 at the time of grant which amount to an annual aggregate grant value of $180,000. The number of shares of restricted stock granted to Mr. Scott is determined by dividing $45,000 by the closing price of our common stock on the NASDAQ Global Select Market on the last trading day of the quarter. Beginning with 2009 compensation, the total number of shares of restricted stock issued to Mr. Scott with respect to a calendar year’s compensation will be subject to an overall cap of 120,000 shares of common stock. These shares of restricted stock granted for 2009 compensation will generally vest 100% on the later of 1) April 1, 2010 and 2) the first trading day on which transactions in Level 3’s securities are permitted by its insider trading policy after April 1, 2010 if trading is not permitted on April 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.
By:	/s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: February 24, 2009